Exhibit 99

Dollar General Corporation Reports Third Quarter 2025 Results

Updates Financial Guidance for Fiscal Year 2025; Provides Fiscal Year 2026 Real Estate Growth Plan

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2025 third quarter (13 weeks) ended October 31, 2025.

•	Net Sales Increased 4.6% to $10.6 Billion
•	Same-Store Sales Increased 2.5%
•	Operating Profit Increased 31.5% to $425.9 Million
•	Diluted Earnings Per Share (“EPS”) Increased 43.8% to $1.28
•	Year-to-Date Cash Flows From Operations Increased 28.4% to $2.8 Billion
•	Board of Directors Declares Quarterly Cash Dividend of $0.59 Per Share

“I want to thank our team for their work serving our customers and communities, which led to another quarter of strong financial results,” said Todd Vasos, Dollar General’s chief executive officer. “These results were highlighted by EPS growth of 44%, strong operating margin performance, and balanced sales growth, including market share gains across both consumable and non-consumable categories.”

“We are especially pleased with the continued progress we are making against our key initiatives and are excited about the opportunities ahead of us at Dollar General, including the 2026 real estate growth plans we announced today. As America’s neighborhood general store in nearly 21,000 locations, we are focused on continuing to enhance our value and convenience proposition to serve both new and existing customers. Looking ahead, we are confident in our long-term financial framework and our ability to create sustainable long-term value for our customers, associates, and shareholders.”

Third Quarter Fiscal 2025 Highlights

Net sales increased 4.6% to $10.6 billion in the third quarter of 2025 compared to $10.2 billion in the third quarter of 2024. The net sales increase was driven by positive sales contributions from new stores and growth in same-store sales, partially offset by the impact of store closures. Same-store sales increased 2.5% compared to the third quarter of 2024, reflecting a 2.5% increase in customer traffic and a flat average transaction amount. Same-store sales in the third quarter of 2025 included growth in each of the consumables, seasonal, home products, and apparel categories.

Gross profit as a percentage of net sales was 29.9% in the third quarter of 2025 compared to 28.8% in the third quarter of 2024, an increase of 107 basis points. This gross profit rate increase was driven primarily by higher inventory markups and lower shrink; partially offset by an increased LIFO provision.

Selling, General and Administrative Expenses (“SG&A”) as a percentage of net sales were 25.9% in the third quarter of 2025 compared to 25.7% in the third quarter of 2024, an increase of 25 basis points. The primary expenses that were a higher percentage of net sales in the third quarter of 2025 were incentive compensation, repairs and maintenance, and utilities; partially offset by a decrease in hurricane-related costs.

Operating profit for the third quarter of 2025 increased 31.5% to $425.9 million compared to $323.8 million in the third quarter of 2024.

Interest expense for the third quarter of 2025 decreased 17.6% to $55.9 million compared to $67.8 million in the third quarter of 2024.

The effective income tax rate in the third quarter of 2025 was 23.6% compared to 23.2% in the third quarter of 2024.

The Company reported net income of $282.7 million for the third quarter of 2025, an increase of 43.8% compared to $196.5 million in the third quarter of 2024. Diluted EPS increased 43.8% to $1.28 for the third quarter of 2025 compared to diluted EPS of $0.89 in the third quarter of 2024.

Merchandise Inventories

As of October 31, 2025, total merchandise inventories, at cost, were $6.7 billion compared to $7.1 billion as of November 1, 2024, a decrease of 8.2% on an average per-store basis.

Capital Expenditures

Total additions to property and equipment in the 39-week period ended October 31, 2025 were $1.0 billion, including approximately: $541 million for improvements, upgrades, remodels and relocations of existing stores; $211 million related to store facilities, primarily for leasehold improvements, fixtures and equipment in new stores; $192 million for distribution and transportation-related projects; and $48 million for information systems upgrades and technology-related projects. During the third quarter of 2025, the Company opened 196 new stores, remodeled 651 stores through Project Elevate and 524 stores through Project Renovate, and relocated 8 stores.

Dividend

On December 2, 2025, the Company’s Board of Directors declared a quarterly cash dividend of $0.59 per share on the Company’s common stock, payable on or before January 20, 2026, to shareholders of record on January 6, 2026. While the Board of Directors currently intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, excess debt capacity, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2025 Financial Guidance and Store Growth Outlook

The Company is raising its financial expectations for the year, primarily to reflect its outperformance in the third quarter, as well as its improved outlook for the remainder of the year, while also taking into consideration the potential for uncertainty related to consumer behavior.

The Company now expects the following for the fiscal year ending January 30, 2026 (“fiscal year 2025”):

•	Net sales growth of approximately 4.7% to 4.9%, compared to its previous expectation of approximately 4.3% to 4.8%
•	Same-store sales growth of approximately 2.5% to 2.7%, compared to its previous expectation of approximately 2.1% to 2.6%
•	Diluted EPS of approximately $6.30 to $6.50, compared to its previous expectation of approximately $5.80 to $6.30
o	Diluted EPS guidance continues to assume an effective tax rate of approximately 23.5%

The Company now expects capital expenditures, including those related to investments in the Company’s strategic initiatives, to be toward the lower end of the range of $1.3 billion to $1.4 billion.

The Company’s financial guidance continues to assume no share repurchases in fiscal year 2025.

The Company is also reiterating its plans to execute approximately 4,885 real estate projects in fiscal year 2025, including opening approximately 575 new stores in the U.S. and up to 15 new stores in Mexico, remodeling approximately 2,000 stores through Project Renovate, remodeling approximately 2,250 stores through Project Elevate, and relocating approximately 45 stores.

Fiscal Year 2026 Store Growth Outlook

For the fiscal year ending January 29, 2027 (“fiscal year 2026”), the Company plans to execute approximately 4,730 real estate projects, including opening approximately 450 new stores in the U.S. (as well as approximately 10 new stores in Mexico), fully remodeling approximately 2,000 stores through Project Renovate, remodeling approximately 2,250 stores through Project Elevate, and relocating approximately 20 stores.

Conference Call Information

The Company will hold a conference call on December 4, 2025 at 8:00 a.m. CT/9:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and Donny Lau, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13756753. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through January 4, 2026, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13756753.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans, intentions or beliefs, including, but not limited to, statements made within the quotation of Mr. Vasos, and in the sections entitled “Dividend,” “Fiscal Year 2025 Financial Guidance and Store Growth Outlook,” and “Fiscal Year 2026 Store Growth Outlook.”

A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “accelerate,” “ahead,” “aim,” “anticipate,” “assume,” “believe,” “beyond,” “can,” “committed,” “confident,” “continue,” “could,” “drive,” “estimate,” “expect,” “focus on,” “forecast,” “future,” “goal,” “guidance,” “intend,” “investments,” “likely,” “long-term,” “look to,” “may,” “model,” “moving toward,” “near-term,” “ongoing,” “opportunity,” “outcome,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospects,” “seek,” “should,” “subject to,” “target,” “uncertainty,” “well-positioned,” “will,” “would,” or “years ahead,” and similar expressions that concern the Company’s outlook, long-term financial framework, strategies, plans, initiatives, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions and estimates that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

•	economic factors, including but not limited to employment levels; inflation (and the Company’s ability to adjust prices sufficiently to offset the effect of inflation); pandemics; higher fuel, energy, healthcare, housing and product costs; higher interest rates, consumer debt levels, and tax rates; lack of available credit; tax law changes that negatively affect credits and refunds; decreases in, or elimination of, government assistance programs or subsidies such as unemployment and food/nutrition assistance programs, student loan repayment forgiveness and economic stimulus payments; commodity rates; transportation, lease and insurance costs; wage rates (including the possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels); foreign exchange rate fluctuations; measures that create barriers to or increase the costs of international trade (including increased import duties or tariffs); the dynamic and uncertain tariff environment (including its impact on our profitability and on our customers’ response to price increases); and changes in laws and regulations and their effect on, as applicable, customer spending, confidence and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, the Company’s SG&A expenses (including real estate and building costs), and the Company’s sales and profitability;
•	failure to achieve or sustain the Company’s strategies, initiatives and investments, including those relating to merchandising (including those related to non-consumable products), real estate and new store development, mature stores and store remodels (including Project Elevate), international expansion, store formats and concepts, digital, marketing, shrink, damages, sourcing, private brand, inventory management, supply chain, private fleet, store operations, expense reduction, technology, pOpshelf, and DG Media Network;

•	competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;
•	failure to timely and cost-effectively execute the Company’s real estate projects and timely meet its financial expectations, or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new countries or domestic markets, states, or urban or suburban areas;
•	levels of inventory shrinkage and damages;
•	failure to successfully manage inventory balances and in-stock levels, as well as to predict customer trends, spending levels, or price sensitivity;
•	failure to maintain the security of the Company’s business, customer, employee or vendor information or to comply with privacy laws, or the Company or one of its vendors falling victim to a cyberattack (which risk is heightened as a result of political uncertainty involving China, the conflict between Russia and Ukraine and the conflict in the Middle East) that prevents the Company from operating all or a portion of its business;
•	damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing, implementing or integrating new technology (including artificial intelligence);
•	a significant disruption to the Company’s distribution network, the capacity of the Company’s distribution centers or the timely receipt of inventory; increased fuel or transportation costs; issues related to supply chain disruptions or seasonal buying pattern disruptions; or delays in constructing, opening or staffing new distribution centers (including temperature-controlled distribution centers);
•	risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade (for example, increasing tariffs on imported goods, political uncertainty involving China, disruptive political events such as the conflict between Russia and Ukraine and the conflict in the Middle East, the dynamic and uncertain tariff environment, and port labor disputes/agreements);
•	natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks or other health crises, political or civil unrest, acts of war, violence or terrorism, and disruptive global political events (for example, political uncertainty involving China, the conflict between Russia and Ukraine and the conflict in the Middle East);
•	product liability, product recall or product safety, labeling or other product-related claims;

•	incurrence of material uninsured losses, excessive insurance costs or accident costs;
•	failure to attract, develop and retain qualified employees while controlling labor costs (including the possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels), and other labor issues, including employee expectations and productivity and employee safety issues;
•	loss of key personnel or inability to hire additional qualified personnel, ability to successfully execute management transitions within the Company’s senior leadership, or inability to enforce non-compete agreements that we have in place with management personnel or enter into new non-compete agreements;
•	risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate at expected levels;
•	failure to protect the Company’s reputation;
•	seasonality of the Company’s business;
•	reliance on third parties in many aspects of the Company’s business;
•	deterioration in market conditions, including market disruptions, adverse conditions in the financial markets including financial institution failures, limited liquidity and interest rate increases, changes in the Company’s credit profile (including the Company’s current increased debt levels or any downgrade to the Company’s credit ratings), compliance with covenants and restrictions under the Company’s debt agreements, and the amount of the Company’s available excess capital;
•	impact of market and other factors on the volatility of the Company’s common stock price;
•	the impact of changes in or noncompliance with governmental regulations and requirements, including, but not limited to, those dealing with the sale of products, including without limitation, product and food safety, marketing, labeling or pricing; information security and privacy; labor and employment; employee wages, salary levels and benefits (including the possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels); health and safety; real property; public accommodations; imports and customs; transportation; intellectual property; bribery and anti-corruption; climate change; and environmental compliance (including any required public disclosures related thereto), as well as tax laws and policies (including those related to the federal, state or foreign corporate tax rate), the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s overall effective tax rate, and uncertainty surrounding potential changes to the regulatory environment under the current U.S. administration;

•	developments in or outcomes of private actions, class actions, multi-district litigation, arbitrations, derivative actions, administrative proceedings, regulatory actions or other litigation or of inquiries from federal, state and local agencies, regulatory authorities, attorneys general, committees, subcommittees and members of the U.S. Congress, and other local, state, federal and international governmental authorities;
•	new accounting guidance or changes in the interpretation or application of existing guidance;
•	the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and
•	such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements as a result of new information, future events or circumstances, or otherwise, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation

Dollar General Corporation (NYSE: DG) is proud to serve as America’s neighborhood general store. Founded in 1939, Dollar General lives its mission of Serving Others every day by providing access to affordable products and services for its customers, career opportunities for its employees, and literacy and education support for its hometown communities. As of October 31, 2025, the Company’s 20,901 Dollar General, DG Market, DGX and pOpshelf stores across the United States and Mi Súper Dollar General stores in Mexico provide everyday essentials including food, health and wellness products, cleaning and laundry supplies, self-care and beauty items, and seasonal décor from our high-quality private brands alongside many of the world’s most trusted brands such as Coca Cola, PepsiCo/Frito-Lay, General Mills, Hershey, J.M. Smucker, Kraft, Mars, Nestlé, Procter & Gamble and Unilever.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	October 31,	November 1,	January 31,
	2025	2024	2025
ASSETS
Current assets:
Cash and cash equivalents	$1,240,623	$537,257	$932,576
Merchandise inventories	6,653,880	7,118,974	6,711,242
Income taxes receivable	65,360	115,698	127,132
Prepaid expenses and other current assets	419,224	404,587	392,975
Total current assets	8,379,087	8,176,516	8,163,925
Net property and equipment	6,423,459	6,349,376	6,209,481
Operating lease assets	11,322,665	11,337,191	11,163,763
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,199,700	1,199,700	1,199,700
Other assets, net	55,082	59,043	57,275
Total assets	$31,718,582	$31,460,415	$31,132,733

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$15,799	$519,351	$519,463
Current portion of operating lease liabilities	1,524,102	1,445,071	1,460,114
Accounts payable	4,295,378	4,045,404	3,833,133
Accrued expenses and other	1,306,555	1,086,412	1,045,856
Income taxes payable	11,200	14,459	10,136
Total current liabilities	7,153,034	7,110,697	6,868,702
Long-term obligations	5,119,464	5,723,053	5,719,025
Long-term operating lease liabilities	9,849,058	9,878,707	9,764,783
Deferred income taxes	1,133,908	1,138,086	1,103,701
Other liabilities	276,978	267,287	262,815
Total liabilities	23,532,442	24,117,830	23,719,026

Commitments and contingencies

Shareholders’ equity:
Preferred stock	-	-	-
Common stock	192,604	192,435	192,447
Additional paid-in capital	3,884,217	3,802,436	3,812,590
Retained earnings	4,102,091	3,344,211	3,405,683
Accumulated other comprehensive income (loss)	7,228	3,503	2,987
Total shareholders’ equity	8,186,140	7,342,585	7,413,707
Total liabilities and shareholders’ equity	$31,718,582	$31,460,415	$31,132,733

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	For the Quarter Ended
	October 31,	% of Net	November 1,	% of Net
	2025	Sales	2024	Sales
Net sales	$10,649,450	100.00%	$10,183,428	100.00%
Cost of goods sold	7,465,120	70.10	7,247,128	71.17
Gross profit	3,184,330	29.90	2,936,300	28.83
Selling, general and administrative expenses	2,758,479	25.90	2,612,498	25.65
Operating profit	425,851	4.00	323,802	3.18
Interest expense, net	55,935	0.53	67,849	0.67
Income before income taxes	369,916	3.47	255,953	2.51
Income tax expense	87,259	0.82	59,424	0.58
Net income	$282,657	2.65%	$196,529	1.93%

Earnings per share:
Basic	$1.28		$0.89
Diluted	$1.28		$0.89
Weighted average shares outstanding:
Basic	220,112		219,921
Diluted	220,955		219,997

	For the 39 Weeks Ended
	October 31,	% of Net	November 1,	% of Net
	2025	Sales	2024	Sales
Net sales	$31,813,166	100.00%	$30,307,810	100.00%
Cost of goods sold	22,035,880	69.27	21,319,882	70.34
Gross profit	9,777,286	30.73	8,987,928	29.66
Selling, general and administrative expenses	8,179,894	25.71	7,568,060	24.97
Operating profit	1,597,392	5.02	1,419,868	4.68
Interest expense, net	178,266	0.56	208,412	0.69
Income before income taxes	1,419,126	4.46	1,211,456	4.00
Income tax expense	333,115	1.05	277,420	0.92
Net income	$1,086,011	3.41%	$934,036	3.08%

Earnings per share:
Basic	$4.94		$4.25
Diluted	$4.92		$4.24
Weighted average shares outstanding:
Basic	220,063		219,857
Diluted	220,648		220,038

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the 39 Weeks Ended
	October 31,	November 1,
	2025	2024
Cash flows from operating activities:
Net income	$1,086,011	$934,036
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	775,957	718,093
Deferred income taxes	30,127	4,302
Noncash share-based compensation	73,347	48,695
Other noncash (gains) and losses	153,784	50,351
Change in operating assets and liabilities:
Merchandise inventories	(92,699)	(147,512)
Prepaid expenses and other current assets	(21,247)	(37,952)
Accounts payable	472,832	494,807
Accrued expenses and other liabilities	289,959	137,937
Income taxes	62,836	314
Other	(12,082)	(7,908)
Net cash provided by (used in) operating activities	2,818,825	2,195,163

Cash flows from investing activities:
Purchases of property and equipment	(1,007,458)	(1,037,097)
Proceeds from sales of property and equipment	3,250	2,127
Net cash provided by (used in) investing activities	(1,004,208)	(1,034,970)

Cash flows from financing activities:
Repayments of long-term obligations	(1,114,917)	(765,625)
Costs associated with issuance of debt	(487)	(2,320)
Payments of cash dividends	(389,585)	(389,237)
Other equity and related transactions	(1,581)	(3,037)
Net cash provided by (used in) financing activities	(1,506,570)	(1,160,219)

Net increase (decrease) in cash and cash equivalents	308,047	(26)
Cash and cash equivalents, beginning of period	932,576	537,283
Cash and cash equivalents, end of period	$1,240,623	$537,257

Supplemental cash flow information:
Cash paid for:
Interest	$190,036	$287,544
Income taxes	$237,002	$268,665
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$1,294,886	$1,321,389
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$80,394	$111,360

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Selected Additional Information

(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	October 31,	November 1,
	2025	2024	% Change
Consumables	$8,824,584	$8,445,659	4.5%
Seasonal	992,234	940,233	5.5%
Home products	550,719	522,355	5.4%
Apparel	281,913	275,181	2.4%
Net sales	$10,649,450	$10,183,428	4.6%

	For the 39 Weeks Ended
	October 31,	November 1,
	2025	2024	% Change
Consumables	$26,281,183	$25,053,726	4.9%
Seasonal	3,121,236	2,958,509	5.5%
Home products	1,569,737	1,481,369	6.0%
Apparel	841,010	814,206	3.3%
Net sales	$31,813,166	$30,307,810	5.0%

Store Activity

	For the 39 Weeks Ended
	October 31,	November 1,
	2025	2024
Beginning store count	20,594	19,986
New store openings	556	617
Store closings	(249)	(80)
Net new stores	307	537
Ending store count	20,901	20,523
Total selling square footage (000’s)	158,907	156,169
Growth rate (square footage)	1.8%	5.1%

Contacts

Investor Contact:
investorrelations@dollargeneral.com

Media Contact:
dgpr@dollargeneral.com

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